Exhibit 99.1

Advanced Photonix, Inc. Announces Promotion of Rob Risser to Chief Operating Officer

ANN ARBOR, Mich.--(BUSINESS WIRE)--April 4, 2011--Advanced Photonix® company (NYSE Amex: API), announced today that it has promoted Robin Risser, currently the Chief Financial Officer to Chief Operating Officer and member of the Board of Directors.

Richard (Rick) Kurtz President and CEO of Advanced Photonix, Inc, stated, “Our rapidly expanding sales pipeline in our fast growth areas of high speed optical receivers and Terahertz is driving our need to implement organizational changes to best respond to these opportunities. After reviewing the skills and market knowledge necessary to be the COO of API we found the ideal candidate to fulfill the role in Rob Risser, our current CFO. With over eighteen years in the optical field and industry knowledge, combined with his financial and strategic expertise, Rob brings valuable experience and background to the COO position. We need to build on our strong internal management talent pool in conjunction with new external management expertise. Rob will also continue to serve as our CFO while we conduct a search for his replacement. Having worked with Rob for the past six years I know he will be instrumental in helping API grow to the next level in the shortest possible time frame.”

Robin (Rob) Risser stated, “I would like to thank the Board of Directors for this vote of confidence and embrace the challenge of accelerating API’s growth.”

About Advanced Photonix, Inc.

Advanced Photonix, Inc.® (NYSE Amex: API) is a leading supplier with a broad offering of optoelectronic products to a global customer base. We provide optoelectronic solutions, high-speed optical receivers and terahertz instrumentation for telecom, homeland security, military, medical and industrial markets. With our patented technology and state-of-the-art manufacturing we offer industry leading performance, exceptional quality, and high value-added products to our OEM customer base. For more information visit us on the web at www.advancedphotonix.com.

The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products; potential problems with the integration of the acquired company and its technology and possible inability to achieve expected synergies; obstacles to successfully combining product offerings and lack of customer acceptance of such offerings; limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company; and a decline in the general demand for optoelectronic products. API-G

CONTACT:
Advanced Photonix, Inc.
Richard Kurtz, (734) 864-5688
IR@advancedphotonix.com